EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
Richard L. Dunn, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, Florida	November 20, 2006
DYCOM ANNOUNCES FISCAL 2007 FIRST QUARTER EARNINGS AND
PROVIDES GUIDANCE FOR SECOND QUARTER OF FISCAL 2007
Palm Beach Gardens, Florida, November 20, 2006 — Dycom Industries, Inc. (NYSE Symbol: “DY”) announced its results today for the first quarter ended October 28, 2006. The Company reported net income for the quarter ended October 28, 2006 of $9.6 million, or $0.24 per common share diluted, versus net income for the quarter ended October 29, 2005 of $10.7 million, or $0.23 per common share diluted. Total contract revenues for the quarter ended October 28, 2006 were $278.2 million compared to total contract revenues of $260.9 million for the quarter ended October 29, 2005, an increase of 6.6%. Stock-based compensation expense for the quarter ended October 28, 2006 and quarter ended October 29, 2005 was $1.7 million and $1.0 million, respectively, on a pre-tax basis.
Dycom also announced its outlook for the second quarter of fiscal 2007. The Company currently expects revenue for the second quarter of fiscal 2007 to range from $240 million to $260 million and diluted earnings per share to range from $0.10 to $0.15.
In response to a public letter to Financial Executives International and the American Institute of Certified Public Accountants from the Office of the Chief Accountant of the Securities and Exchange Commission dated September 19, 2006, Dycom initiated a voluntary review of its stock award granting practices covering the period from August 1, 1996 (the first day of fiscal 1997) through October 28, 2006. No instances of back dating of equity awards nor any evidence of fraud or manipulative conduct associated with the Company’s granting practices was discovered during this review. However, in some instances, primarily associated with annual grants, the administrative activities necessary to complete the allocation of stock options to individual employees were not final at the grant date. Therefore, the Company has determined that, pursuant to APB No. 25, proper measurement dates were not applied for certain awards. Additionally, the Company has determined that the impact to the consolidated operating results of applying these new measurement dates to the awards was not material. The accompanying condensed consolidated balance sheet as of July 29, 2006 includes an adjustment of approximately $2.2 million to the beginning balances to reflect the cumulative impact of the non-cash stock-based compensation expense and related tax effects.
A Tele-Conference call to review the Company’s results and address its outlook will be hosted at 9:00 a.m. (ET), Tuesday, November 21, 2006; Call 800-230-1059 (United States) or 612-288-0329 International) and request

“Dycom Earnings” conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, December 21, 2006.
Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric utilities and others.
The Fiscal 2007 first quarter results are preliminary and are unaudited. This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company’s expectations for revenues and earnings per share. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether our recent acquisitions can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.
—Tables Follow—

NYSE: “DY”
DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
October 28, 2006 and July 29, 2006
Unaudited

	October 28,	July 29,
	2006	2006
	($ in 000’s)
ASSETS
Current Assets:
Cash and equivalents	$7,489	$27,268
Accounts receivable, net	154,978	146,906
Costs and estimated earnings in excess of billings	86,300	79,546
Deferred tax assets, net	14,331	13,223
Inventories	9,108	7,981
Other current assets	12,730	9,384

Total current assets	284,936	284,308

Property and equipment, net	141,890	126,646
Intangible assets, net	320,626	265,133
Other	14,254	13,928

Total	$761,706	$690,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,932	$29,052
Checks drawn in excess of bank balances	6,276	—
Current portion of debt	7,452	5,169
Billings in excess of costs and estimated earnings	701	397
Accrued self-insured claims	29,034	27,088
Income taxes payable	9,617	4,979
Other accrued liabilities	40,465	45,109

Total current liabilities	127,477	111,794

Long-term debt	185,328	150,009
Accrued self-insured claims	32,292	32,471
Deferred tax liabilities, net non-current	15,238	5,997
Other liabilities	293	289

Stockholders’ Equity	401,078	389,455

Total	$761,706	$690,015

NYSE: “DY”
DYCOM INDUSTRIES, INC. AND
SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months	Three Months
	Ended	Ended
	October 28,	October 29,
	2006	2005
	(In 000’s, except per share amounts)

Contract revenues	$278,177	$260,898

Cost of earned revenues	224,441	213,300
General and administrative expenses (1)	22,207	19,455
Depreciation and amortization	12,859	11,381

Total	259,507	244,136

Interest income	393	690
Interest expense	(3,757)	(842)
Other income, net	496	1,131

Income before income taxes	15,802	17,741

Provision for income taxes	6,242	7,019

Net income	$9,560	$10,722

Earnings per common share:

Basic earnings per share	$0.24	$0.23

Diluted earnings per share	$0.24	$0.23

Shares used in computing earnings per common share (2):
Basic	40,211,358	47,136,830

Diluted	40,509,514	47,305,268

(1)	Includes stock-based compensation expense of $1.7 million and $1.0 million for the three months ended October 28, 2006 and October 29, 2005, respectively.

(2)	The Company purchased 8.76 million common shares on October 11, 2005 pursuant to a “Dutch Auction” tender offer.